Exhibit 12.1
LaSalle Hotel Properties
Computation of Ratios of Earnings to Fixed Charges
(in thousands, except ratio data)
(unaudited)

	For the year ended December 31,
	2016	2015	2014	2013	2012

Net income attributable to common shareholders	$234,575	$123,383	$197,561	$70,984	$45,146
Income tax expense (benefit)	5,784	(1,292)	2,306	470	9,062
Noncontrolling interests	354	277	652	320	281
Fixed charges	49,569	61,425	64,404	61,871	56,129
Amortization of capitalized interest	850	755	690	683	840
Capitalized interest	(398)	(902)	(400)	(649)	(370)
Earnings	$290,734	$183,646	$265,213	$133,679	$111,088
Fixed Charges
Interest	$40,416	$51,702	$54,459	$55,263	$50,981
Loss on extinguishment of debt	0	831	2,487	0	0
Capitalized interest	398	902	400	649	370
Amort. of discounts and capitalized cost related to indebtedness	3,359	2,631	2,169	2,253	1,915
Estimate of interest within rental expense	5,396	5,359	4,889	3,706	2,863
Total fixed charges	$49,569	$61,425	$64,404	$61,871	$56,129
Ratio of earnings to fixed charges	5.87	2.99	4.12	2.16	1.98

LaSalle Hotel Properties
Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends
(in thousands, except ratio data)
(unaudited)

	For the year ended December 31,
	2016	2015	2014	2013	2012

Net income attributable to common shareholders	$234,575	$123,383	$197,561	$70,984	$45,146
Income tax expense (benefit)	5,784	(1,292)	2,306	470	9,062
Noncontrolling interests	354	277	652	320	281
Fixed charges	67,775	73,594	78,737	79,256	77,862
Amortization of capitalized interest	850	755	690	683	840
Capitalized interest	(398)	(902)	(400)	(649)	(370)
Earnings	$308,940	$195,815	$279,546	$151,064	$132,821
Fixed Charges
Interest	$40,416	$51,702	$54,459	$55,263	$50,981
Loss on extinguishment of debt	0	831	2,487	0	0
Capitalized interest	398	902	400	649	370
Amort. of discounts and capitalized cost related to indebtedness	3,359	2,631	2,169	2,253	1,915
Estimate of interest within rental expense	5,396	5,359	4,889	3,706	2,863
Preference security dividends	18,206	12,169	14,333	17,385	21,733
Total fixed charges and preference security dividends	$67,775	$73,594	$78,737	$79,256	$77,862
Ratio of earnings to combined fixed charges and preferred share dividends	4.56	2.66	3.55	1.91	1.71